UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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PREMIER EXHIBITIONS, INC.
(Name of Registrant as Specified in Its Charter)
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FOR IMMEDIATE RELEASE
Premier Exhibitions Commences Mailing of Consent Revocation Materials to Shareholders, and Warns Shareholders to Disregard Sellers Capital’s Erroneous and Misleading Press Releases
ATLANTA, January 12, 2009 — Premier Exhibitions, Inc. (NASDAQ: PRXI) (“Premier” or the “Company”) announced that it filed a Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission (the “SEC”) last Friday, and that copies of the Consent Revocation Statement with a BLUE Consent Revocation Card are being mailed to shareholders beginning today. The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:
http://idea.sec.gov/Archives/edgar/data/796764/000095014409000179/x17112dedefc14a.htm or from the Company’s website at www.prxi.com.
THE BOARD OF DIRECTORS OF PREMIER HAS DETERMINED THAT THE CONSENT SOLICITATION OF SELLERS CAPITAL, PROPOSING TO FILL VACANCIES ON THE COMPANY’S BOARD WITH FOUR OF ITS HAND-PICKED NOMINEES, IS NOT IN THE BEST INTERESTS OF PREMIER OR ITS SHAREHOLDERS, AND URGES PREMIER SHAREHOLDERS TO REJECT SELLERS’ PROPOSAL.
Sellers Capital LLC and affiliates (“Sellers” or “Sellers Capital”) continues this costly “war of words” by issuing disturbing press releases designed to persuade Premier shareholders to support its solicitation by, in our opinion, making misleading allegations that falsely impugn the integrity of our CEO, and, more recently, the integrity of our independent directors and other members of management. Shareholders are cautioned to be wary of Sellers’ consent solicitation materials and press releases, as we believe that such materials contain numerous errors and omit important information. The Company’s Consent Revocation Statement corrects many of Sellers’ errors, and provides important additional information that we believe clarifies much of the confusion created by Sellers Capital with its consent solicitation statement and press releases. Accordingly, Premier shareholders are urged to read the Company’s Consent Revocation Statement carefully and in its entirety. Some of the Sellers Capital’s errors and omissions are highlighted below.
Can Shareholders Trust Mr. Geller? Mr. Geller has devoted much of the past 15 years to building our Company, and he is Premier’s second largest shareholder. During the five years ended February 28, 2008, the following summary financial information of the Company reflects the accomplishments of management under his leadership:

		Year Ended February 28,
		(In thousands)
	2004	2005	2006	2007	2008
Revenue	$2,864	$6,857	$13,041	$30,087	$61,454
Net Income	(1,088)	(2,417)	5,283	7,421	12,309
Shareholder Equity	6,004	7,679	19,675	32,900	47,096
The Company believes that Mr. Geller should be judged on the basis of his accomplishments, and not on the allegations of a few but vocal disgruntled directors or employees, whose motives may be suspect. Neither should Mr. Geller be judged on the basis of a rare and inadvertently late filing with the SEC, nor because the Company engaged his wife, whose consulting services were expressly sought after (and praised) on multiple occasions by Sellers’ designee to the Board, Mr. Mark Hugh Sam. It is incredible that Sellers Capital now cries “nepotism” when its very own designee specifically asked the Company to engage in the very conduct Sellers now purports to condemn.

Based on Mr. Geller’s accomplishments, including those summarized in the table above and described in the Consent Revocation Statement, the majority of the Board believes that Mr. Geller has had a long and successful tenure with the Company, and, in the Board’s opinion, there is ample basis for concluding that Mr. Geller possesses sound financial stewardship. Furthermore, Mr. Geller was not the Company’s CEO and President during the six months ended August 31, 2008, which period Sellers Capital cites, in large part, as justification for Mr.Geller’s termination. Sellers’ allegation that, in addition to the six months ending August 31, 2008, the Company has a history of disappointing performance under Mr. Geller’s leadership is without merit, as evidenced by the table above.
Is Premier’s Share Price Decline Related to the Recession? The Board believes Sellers Capital is misleading shareholders by attributing the performance of the Company’s share price principally to alleged poor management under Mr. Geller’s stewardship. Consumer entertainment companies similar to Premier have also experienced extremely substantial declines in share price and attendance due to a commonly acknowledged global recession. Although management believes that the Company has no true competitors, there are certain public companies that own similarly unique entertainment assets. For example, CKX, Inc. is a publicly traded entertainment company whose primary assets include the rights to the names and images of Elvis Presley and Muhammad Ali and rights to the American Idol television series. The common stock of CKX, Inc. has experienced a nearly 90% decline in price since June of 2007, declining from $15.34 per share to a recent low of $1.55 per share. Live Nation Inc. is a publicly traded entertainment company that owns and operates live music venues such as the Fillmore in San Francisco and Nikon at Jones Beach Theater in New York. The price of the common stock of Live Nation Inc. was trading at $24.05 per share in June of 2007, and was recently trading at $2.73 per share, a drop of nearly 89%. The performance of the share prices of these entertainment companies demonstrates that the share prices of other publicly traded entertainment companies have recently suffered extremely substantial declines.
Why Does Sellers Think that Significantly Increasing Board Compensation Will Help Turn the Company Around? Ironically, while Sellers Capital alleges corporate excess by current leadership, and paints a dire financial picture of the Company’s future, Sellers intends to significantly increase the compensation of Premier’s directors in the event its four nominees are elected to fill the vacancies on the Board. Specifically, Sellers Capital proposes that its four nominees and two designees plus Premier’s other independent directors each be paid an annual retainer equal to $100,000 (approximately $900,000 per year, in cash and equity), in addition to meeting fees and out-of-pocket expenses. This should be contrasted with the aggregate compensation of Messrs, Banker, Cretan, and Reed, which was approximately $100,000 combined for the Company’s fiscal year ended February 28, 2008. The Company’s independent directors currently do not receive an annual retainer. Generally, the Company’s policy is to issue 25,000 shares of common stock to a director upon his or her appointment and to issue an option to purchase 75,000 shares of common stock every three years (with the first such grant made upon a director’s appointment). In addition, directors receive a $1,000 per diem meeting fee for in-person attendance, or a $300 per diem meeting fee for telephonic attendance, at Board and committee meetings, plus out-of-pocket expenses, and the reimbursement of certain insurance premiums. The Chairman of the Audit Committee receives an additional $2,500 annually, and the Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee receives an additional $2,000 annually. In the Board’s opinion, paying high director fees to Sellers’ four nominees and two designees on the Board should not be a priority in these extremely difficult financial times. Furthermore, shareholders should note that Mr. Geller agreed to defer 49% of his compensation.
Is Sellers Trying to Acquire Control of Premier Without Paying Premier Shareholders a Control Premium? While Mark Sellers doesn’t control Mark Hugh Sam in the literal sense, Mr. Hugh Sam is an employee of Sellers Capital, and not surprisingly, Mr. Hugh Sam voted in the exact same manner as Mr. Sellers on every single issue presented for a Board vote, even, sometimes, in opposition to matters supported by all of the other directors. Further, while Sellers Capital asserts that “each of our nominees would be ‘independent’ under the listing standards of the NASDAQ Stock Market,” this statement is false and misleading. A director is not deemed “independent” under the listing standards of the NASDAQ Stock Market until the board of directors of the listed company makes an affirmative determination that, among other thing, such person does not have a relationship which, in the opinion of such company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Although Sellers Capital discloses that none of its nominees is currently affiliated with Sellers Capital or has any contractual arrangements relating to Sellers Capital’s consent solicitation, such disclosure, alone, is not a sufficient basis on which to conclude that the Board would determine that each of Sellers’ designees is free from any such disqualifying relationships. There are a number of types of relationships that may exist between Sellers Capital and its nominees that could preclude the Board from determining that such nominees are independent. The process of assessing such relationships is handled by our Board’s Corporate Governance and Nominating Committee based on, among other things, responses to detailed independence questionnaires, interviews and the conduct of background checks. Sellers Capital has chosen to forego this process with respect to its nominees, and as a result, there is no way at this time to determine whether Sellers’ nominees are truly “independent” under the listing standards of the NASDAQ Stock Market. Moreover, Sellers’ Consent Solicitation Statement very clearly, and repeatedly, aligns its purported “independent” nominees with Sellers Capital and Mr. Sellers and Mr. Hugh Sam, implying that Sellers’ “plan” for the Company will be implemented by “[Sellers’] nominees, together with [its] two current board member designees,” including Sellers’ plan to terminate Mr. Geller as CEO and Chairman of the Board despite the fact that such “independent” nominees do not know Mr. Geller, and have not conducted an independent investigation. Accordingly, the Board believes that Sellers Capital, which holds less than 17% of our outstanding common stock, through a majority consisting of Mr. Sellers, Mr. Hugh Sam, and the four hand-picked nominees, intends to take control of the Board in order to force its own agenda. The Board believes that Sellers has chosen this disruptive and potentially destructive consent solicitation process to acquire such control rather than accomplishing such objectives through the acquisition of a sufficient number of our outstanding shares from Premier shareholders, in order to avoid paying Premier shareholders a premium for the acquisition of such control. As a shareholder of Premier, ask yourself the following question: If elected, do you expect Sellers’ four handpicked designees to vote against Mr. Sellers and Hugh Sam?
SHAREHOLDERS SHOULD NOT SIGN SELLERS’ WHITE CONSENT CARD. IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT. THE BOARD OF DIRECTORS IS MAILING TO PREMIER SHAREHOLDERS A BLUE REVOCATION OF CONSENT CARD THAT THEY SHOULD IMMEDIATELY SIGN, DATE AND MAIL BACK. SHAREHOLDERS MAY SUPPORT THEIR CURRENT MANAGEMENT BY SIGNING, DATING AND MAILING THE BLUE CONSENT REVOCATION CARD AS SOON AS THEY RECEIVE IT.
In response to Sellers’ solicitation, Premier filed a Definitive Consent Revocation Statement on January 9, 2008 with the SEC. The Company has commenced mailing of the Definitive Consent Revocation Statement to shareholders. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S CONSENT REVOCATION STATEMENT, OUR REBUTTAL TO SELLERS’ LETTER TO THE SEC, OUR PRESS RELEASES, AND ANY OTHER MATERIALS FILED BY THE COMPANY WITH THE SEC RELATING TO THE CONSENT SOLICITATION, WHEN AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.
Additional Information:
D.F. King & Co., Inc. has been retained by the Company as consent revocation solicitation agent. Shareholders with questions are encouraged to call them toll-free 1-800-735-3107. Copies of Premier’s Consent Revocation Statement, and any other documents filed by Premier with the SEC in connection with the consent solicitation can be obtained free of charge from the SEC’s website at www.sec.gov, from Premier’s website at www.prxi.com, or from D.F. King & Co.

Premier and certain directors and executive officers may be deemed to be “participants” in the Company’s solicitation of consent revocations. Information regarding the names and respective interests of these persons in Premier, by security holdings or otherwise, is set forth in Premier’s definitive Consent Revocation Statement (including any amendments or supplements thereto).
Forward Looking Statements:
The information contained in this news release, other than historical information, contains of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the costs of reviewing and responding to Sellers’ unwarranted consent solicitation and other impacts of Sellers’ costly and disruptive solicitation. Although Premier believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance at the Company’s exhibitions, such as the current economic recession (including changes in consumer spending patterns), changes in governmental regulations, local conditions, events and disturbances, adverse weather conditions, pending, threatened and/or future legal proceedings and other factors could cause actual results to differ materially from Premier’s expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in the Company’s 2008 Annual Report on Form 10-K, which is available free of charge on Premier’s website at www.prxi.com.

INVESTOR RELATIONS:	MEDIA INQUIRIES:

Jack Canty	Katherine Morgenstern
404-842-2600	Director of Public Relations
404-842-2600
kmorgenstern@prxi.com